UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2007
MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6707 Democracy Boulevard, Suite 505, Bethesda, MD	20817
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (240) 752-1420

(Former Name or Former Address, if Changed Since Last Report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 24, 2007, Micromet, Inc. through its wholly-owned subsidiary Micromet AG (collectively, the “Company”) and Nycomed A/S through its wholly-owned subsidiary Altana Pharma AG (collectively, “Nycomed”) entered into a Collaboration and License Agreement under which the two companies will collaborate exclusively with each other on the development of antibodies that neutralize granulocyte macrophage colony-stimulating factor (GM-CSF) and that may be useful for the treatment of inflammatory and autoimmune diseases. The lead product candidate in the collaboration is the Company’s human antibody MT203.
Under the terms of the agreement, the Company will receive an upfront license fee of €5 million, and is eligible to receive research and development reimbursements and payments upon the achievement of development milestones of more than €120 million in the aggregate. The Company is also eligible to receive royalties on worldwide sales of MT203 and other products that may be developed under the agreement. The Company will be responsible for performing preclinical development, process development and manufacturing of MT203 for early clinical trials, and Nycomed will be responsible for clinical development and commercialization of the product candidate on a worldwide basis. Nycomed will bear the cost of development activities and will reimburse the Company for its expenses incurred in connection with the development program. The term of the agreement commences on May 24, 2007 and expires upon the satisfaction of all payment obligations of each party under the agreement.
The foregoing description of the Collaboration and License Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Collaboration and License Agreement. The Collaboration and License Agreement will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.
Item 8.01. Other Events.
On May 24, 2007, the Company issued a press release announcing the Company’s entry into the Collaboration and License Agreement with Nycomed, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 24, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.
Date: May 24, 2007	By:	/s/ Matthias Alder
	Name:	Matthias Alder
	Title:	Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 24, 2007.